Exhibit 4.1(c)

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

June 23, 2009

among

CITIBANK, N.A.,

as Collateral Agent,

CITIBANK, N.A.,

as Authorized Representative under the Credit Agreement,

GOLDMAN SACHS LENDING PARTNERS LLC,

as the Initial Additional Authorized Representative

and

each additional Authorized Representative from time to time party hereto

FIRST LIEN INTERCREDITOR AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of June 23, 2009, among CITIBANK, N.A., as collateral agent for the First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Collateral Agent”), CITIBANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS LENDING PARTNERS LLC, as Authorized Representative for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) In the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Secured Parties” means the holders of any Permitted Debt Offering Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional First Lien Secured Parties.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or (ii) if such Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such Person or an Affiliate thereof. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Collateral Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any Series of Permitted Debt Offering Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” shall have the meaning assigned in the Credit Agreement.

“Capitalized Leases” means all leases that have been or should be, in accordance with generally accepted accounting principals in effect from time to time, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with generally accepted accounting principals in effect from time to time.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Collateral Documents” means, collectively, this Agreement, each of the Mortgages (as defined in the Credit Agreement), collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13 of the Credit Agreement or the equivalent provision of any Permitted Debt Offering Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the First Lien Secured Parties.

“Company” means The Nielsen Company B.V. (formerly known as VNU Group B.V.), a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, together with its successors and assigns.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Corresponding Debt” shall have the meaning assigned to such term in Section 5.14 hereof.

“Credit Agreement” means that certain Credit Agreement, dated as of August 9, 2006, amended and restated as of June 23, 2009, among Nielsen Finance LLC, a Delaware limited liability company (together with its successors and assigns, “Nielsen”), VNU, Inc., a New York corporation (together with its successors and assigns, “VNU, Inc.” and, together with Nielsen, the “U.S. Borrowers”), Nielsen Holding and Finance B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands (together with its successors and assigns, the “Dutch Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the Guarantors party hereto from time to time, Citibank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, ABN AMRO Bank N.V., as a Swing Line Lender, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Deutsche Bank Securities Inc., as Syndication Agent, and JPMorgan Chase Bank, N.A., ABN AMRO Bank N.V. and ING Bank N.V., as Co-Documentation Agents.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under a Permitted Debt Offering Agreement which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” shall have the meaning set forth in the Security Agreement.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Permitted Debt Offering Obligations.

“First Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Permitted Debt Offering Obligations.

“First Lien Security Documents” means the Security Agreement, the IP Security Agreement and each other agreement entered into in favor of the Collateral Agent for purposes of securing any Series of First Lien Obligations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Borrowers and each other Subsidiary or direct or indirect parent company of the Borrowers which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Guarantors” means the Company, VNU Intermediate Holding B.V. and the Subsidiaries included on the signature pages of the Credit Agreement as Guarantors and those Subsidiaries that issue a guarantee of the Credit Agreement Obligations after the Closing Date pursuant to Section 6.11 of the Credit Agreement and, with respect to Obligations for which they would not otherwise be primarily liable, each U.S. Borrower and the Dutch Borrower (each as defined in the Credit Agreement).

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and (other than a Person already party hereto as a Lender) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Section 9.07 and 10.15 of the Credit Agreement as if it were a Lender.

“Initial Additional Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional First Lien Agreement” means that certain $500,000,000 Senior Secured Loan Agreement dated as of June 8, 2009 between Nielsen, as Borrower, Goldman Sachs Lending Partners LLC, as administrative agent, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Initial Additional First Lien Obligations” means all “Loan Obligations” as defined in the Initial Additional First Lien Agreement and the Guarantees (as defined in the Initial Additional First Lien Agreement) in respect thereof.

“Initial Additional First Lien Secured Parties” means the holders of any Initial Additional First Lien Obligations and the Initial Additional Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against any Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to any Borrower or any other Grantor or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“IP Security Agreement” means the amended and restated Intellectual Property Security Agreement, dated as of June 23, 2009, by and among the Grantors party thereto, the Collateral Agent and the Authorized Representatives from time to time party thereto, as the same may be further amended, restated or modified from time to time.

“Joinder Agreement” means the documents required to be delivered by an Authorized Representative to the Collateral Agent pursuant to Section 6.19 of the Security Agreement and Section 5.18 of the IP Security Agreement in order to create an additional Series of Permitted Debt Offering Obligations.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of any letter of credit issued under the Credit Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (i) the Credit Agreement, (ii) the Notes (as defined in the Credit Agreement), (iii) the Collateral Documents and (iv) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Permitted Debt Offering Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Permitted Debt Offering Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Collateral Agent’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Permitted Debt Offering Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Permitted Debt Offering Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Obligations” means all “Obligations” as defined in the Credit Agreement and, for the avoidance of doubt, the Guarantees (as defined in the Credit Agreement) in respect thereof.

“Parallel Debt” shall have the meaning assigned to such term in Section 5.14 hereof.

“Permitted Debt Offering Agreement” shall have the meaning given such term by the Security Agreement and the IP Security Agreement, respectively, and shall include the Initial Additional First Lien Agreement.

“Permitted Debt Offering Obligations” shall have the meaning given such term by the Security Agreement and the IP Security Agreement, respectively, and shall include the Initial Additional First Lien Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01 hereof.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the Initial Additional First Lien Agreement and the Loan Documents (as defined in the Initial Additional First Lien Agreement) and (iii) each Permitted Debt Offering Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII of the Credit Agreement that is entered into by and between any Borrower or any Loan Party and any Hedge Bank.

“Security Agreement” means the amended and restated Security Agreement, dated as of June 23, 2009, by and among the Grantors party thereto, the Collateral Agent and the Authorized Representatives from time to time party thereto, as the same may be further amended, restated or modified from time to time.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacity as such) and (iii) each group of Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien

Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations and (iii) each Permitted Debt Offering Obligations incurred pursuant to any Permitted Debt Offering Agreement, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Permitted Debt Offering Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time. It is understood that the Collateral securing the Credit Agreement Obligations shall be the same as the Collateral securing the Initial Permitted Debt Offering Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of NHF.

“Supplemental Agent” has the meaning specified in Section 9.13(a) of the Credit Agreement and “Supplemental Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Treasury Services Agreement” means any agreement between any Loan Party and any Hedge Bank relating to treasury, depository, and cash management services or automated clearinghouse transfer of funds.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment other than pursuant to this Agreement with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by the Collateral Agent or any First Lien Secured Party with respect to Shared Collateral other than pursuant to this Agreement and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled other than pursuant to this Agreement (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document and (ii) SECOND, subject to Section 1.01(b), to the payment in full of the First Lien Obligations of each Series on a ratable basis in accordance with the terms of the applicable Secured Credit Documents.

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02 Actions With Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, (i) only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Collateral Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Collateral Agent or Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Permitted Debt Offering Agreement) other than pursuant to the First Lien Security Documents, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

(c) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for (or, if not possible under applicable law, for the benefit of) the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.

(a) If, at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document, so long as the Collateral Agent receives a certificate of Nielsen stating that such amendment is permitted by the terms of each then extant Secured Credit Document and Nielsen or the Collateral Agent gives notice thereof to each Authorized Representative. Additionally, each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First Lien Obligations was incurred and (y) such amendment does not adversely affect the First Lien Secured Parties of any other Series.

(c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

SECTION 2.05 Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Loan Document or Permitted Debt Offering Agreement), or the Authorized Representative of the Controlling Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the

Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, such First Lien Secured Parties shall be entitled to receive such adequate protection, provided that if the proceeds of such adequate protection are at any time recharacterized as payments of principal (whether as a result of the First Lien Obligations being undersecured by the Shared Collateral, or otherwise) such First Lien Secured Parties shall transfer such payments to the Collateral Agent for application pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First Lien Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed Joinder Agreements on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Nielsen. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Collateral Agent

SECTION 4.01 Appointment and Authority; Indemnity.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Collateral Agent hereunder (and to enter into each Parallel Debt) and under each of the other First Lien Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative), shall be entitled to the benefits of all provisions of this Article IV and Section 10.04 and 10.05 of the Credit Agreement and the equivalent provision of any Permitted Debt Offering Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First Lien Security Documents) as if set forth in full herein with respect thereto.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series (other than for its gross negligence or willful misconduct) arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, any of the Borrowers or any of their respective subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

(c) Whether or not the transactions contemplated hereby are consummated, the First Lien Secured Parties shall indemnify upon demand the Collateral Agent and each of its Agent-Related Persons (to the extent not reimbursed by or on behalf of any Grantor and without limiting the obligation of any Grantor to do so), pro rata, and hold harmless each such Agent-Related Person from and against any and all liabilities incurred by it in connection with the performance of its duties under this Agreement and any Collateral Document such First Lien Secured Parties benefit from; provided that no First Lien Secured Party shall be liable for the payment to any Agent-Related Person of any portion of such indemnified liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Applicable Authorized Representative shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this applies whether any such investigation, litigation or proceeding is brought by any First Lien Secured Party or any other Person. Without limitation of the foregoing, each First Lien Secured Party shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Secured Credit Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Grantors. The undertaking in this Section shall survive termination of this Agreement and the resignation of the Collateral Agent.

SECTION 4.02 Rights as a First Lien Secured Party.

The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, any Borrower or their respective Subsidiaries or other Affiliates thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03 Exculpatory Provisions.

(a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;

(iii)	shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv)	shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction) or (iii) in reliance on a certificate of an authorized officer of any Borrower stating that such action is permitted by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event Default is given to the Collateral Agent by the Authorized Representative of such First Lien Obligations or any Grantor; and

(v)	shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

SECTION 4.04 Reliance by Collateral Agent.

The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Nielsen, any Grantor or any First Lien Secured Party), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Secured Credit Document unless it shall first receive such advice or concurrence of the Applicable Authorized Representative or the majority or such other amount of the Controlling Secured Parties as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the First Lien Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Secured Credit Document in accordance with a request or consent of the Applicable Authorized Representative or the majority of the Controlling Secured Parties (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 4.05 Delegation of Duties.

The Collateral Agent may execute any of its duties under this Agreement or any other Secured Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Secured Credit Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Collateral Agent, as the case may be, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 4.06 Resignation of Collateral Agent.

The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First Lien Security Documents to each Authorized Representative and the Grantors. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right, in consultation with Nielsen, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral

Agent may, on behalf of the First Lien Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify Nielsen and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First Lien Secured Parties under any of the First Lien Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First Lien Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative or any other First Lien Secured Parties) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First Lien Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 and 10.05 of the Credit Agreement and the equivalent provision of any Permitted Debt Offering Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First Lien Security Documents, the Grantors agree to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent.

SECTION 4.07 Non-Reliance on Collateral Agent and other First Lien Secured Parties.

Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08 Collateral and Guaranty Matters.

Each of the First Lien Secured Parties and each Authorized Representative irrevocably authorizes the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from Nielsen (with a copy to each Authorized Representative) stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document;

(b) to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from Nielsen (with a copy to each Authorized Representative) stating that such release is permitted by the terms of each then extant Secured Credit Document;

(c) to enter into any intercreditor agreement with respect to junior lien debt which debt is permitted by the Credit Agreement and each Permitted Debt Offering Agreement and which intercreditor agreement is authorized by the Credit Agreement Secured Parties under Section 9.11 of the Credit Agreement; and

(d) take any other action which it (or the Administrative Agent under the Credit Agreement) would be permitted to take in accordance with Section 9.10 or 9.11 of the Credit Agreement as in effect on the date hereof.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Collateral Agent, to it at Citibank, N.A., 2 Penns Way, Suite 110, New Castle, Delaware 19720, Attention of Valerie Burrows (Fax No. (212) 994-0961 and Electronic Mail: valerie.r.burrows@citigroup.com); if to the Administrative Agent, to it at Citibank, N.A., 390 Greenwich Street, 1st Floor, New York, New York 10013, Attention of Neil Mahon (Fax No. (646) 291-1629 and Electronic Mail: cornelius.p.mahon@citigroup.com);

(b) if to the Initial Additional Authorized Representative, to it at Goldman Sachs Lending Partners LLC, as Administrative Agent, c/o Goldman, Sachs & Co., 30 Hudson Street, 36th Floor, Jersey City, NJ 07302, Attention: Sandra Guillen (Fax No. (212) 357-4597);

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Collateral Agent.

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of Joinder Agreements in accordance with Section 6.19 of the Security Agreement and Section 5.18 of the IP Security Agreement and upon such execution and delivery, such Authorized Representative and the Additional First Lien Secured Parties and Permitted Debt Offering Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 Governing Law.

This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 5.08 Submission To Jurisdiction; Waivers. The Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents (other than any First Lien Security Document expressly governed by the laws of the Netherlands), or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control (other than where such control would invalidate or otherwise prejudice the security or rights of the First Lien Secured Parties under any Secured Credit Document or First Lien Security Document governed by Dutch law).

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrowers, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Permitted Debt Offering Agreements), and none of the Company or any Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.14 Parallel Debt.

(a) Each Grantor hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to any amounts due from time to time by that Grantor as First Lien Obligations to any First Lien Secured Party under any Secured Credit Document as and when those amounts are due and payable under any Secured Credit Document.

(b) Each Grantor and the Collateral Agent acknowledge that the obligations of each Grantor under paragraph (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Grantor to any First Lien Secured Party under any Secured Credit Document (its “Corresponding Debt”) nor shall the amounts for which each Grantor is liable under paragraph (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt of each Grantor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii) the Corresponding Debt of each Grantor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii) the amount of the Parallel Debt of a Grantor shall at all times be equal to the amount of its Corresponding Debt.

(c) For the purpose of this Section 5.14, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held in trust. The security rights granted under a Secured Credit Document to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust.

(d) All moneys received or recovered by the Collateral Agent pursuant to this Section 5.14, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security rights granted to secure the Parallel Debt, shall be applied in accordance with Section 2.01 (Priority of Claims).

(e) The Collateral Agent accepts the provisions of this Section 5.14, as authorized thereto by the First Lien Secured Parties pursuant to the relevant Section of any Secured Credit Document (including but not limited to Section 9.01 (c) (Appointment and Authorization of Agents) of the Credit Agreement).

(f) The provisions of this Section 5.14 are authorized by the First Lien Secured Parties and are binding on the Collateral Agent and the other First Lien Secured Parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Caesar W. Wyszomirski
	Name:	Caesar W. Wyszomirski
	Title:	VP

[First Lien Intercreditor Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Initial Additional Authorized Representative

By:	/s/ Teri Streusand
	Name:	Teri Streusand
	Title:	Authorized Representative

[First Lien Intercreditor Agreement]

CONSENT OF GRANTORS

Dated: June 23, 2009

Reference is made to the First Lien Intercreditor Agreement dated as of the date hereof between Citibank, N.A., as Administrative Agent and Collateral Agent and Goldman Sachs Lending Partners LLC, as Initial Additional Authorized Representative, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each of the undersigned Grantors has read the foregoing Intercreditor Agreement and consents thereto. Each of the undersigned Grantors furthermore specifically agrees to the provisions of Section 5.14 of the Intercreditor Agreement regarding Parallel Debt and hereby undertakes liability for its Parallel Debt in accordance with the provisions of such Section 5.14. Each of the undersigned Grantors agrees not to take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement (including, without limitation, granting any Lien on any asset of any Grantor in violation of Section 2.02(b) thereof), agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each Grantor understands that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that such Grantor is not an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Without limitation to the foregoing, each Grantor agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to any Grantor pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement at addresses on file with the Applicable Authorized Representative.

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

NIELSEN FINANCE LLC

By:	/s/ William Bradley
	Name:	William Bradley
	Title:	Vice President (Finance)

NMR LICENSING ASSOCIATES, L.P.,
A LIMITED PARTNERSHIP

BY:	NMR INVESTING I, INC. ITS GENERAL PARTNER

By:	/s/ Frederick A. Steinmann
	Name:	Frederick A. Steinmann
	Title:	Executive Vice President

ATHENIAN LEASING CORPORATION NMR INVESTING I, INC.

By:	/s/ Frederick A. Steinmann
	Name:	Frederick A. Steinmann
	Title:	Executive Vice President

TNC (US) HOLDINGS, INC.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Vice President

NIELSEN HOLDING AND FINANCE B.V.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Attorney

NIELSEN FINANCE CO.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Secretary

A. C. NIELSEN (ARGENTINA) S.A.

A. C. NIELSEN COMPANY, LLC

ACN HOLDINGS INC.

ACNIELSEN CORPORATION

ACNIELSEN ERATINGS.COM

ART HOLDING, L.L.C.

BILLBOARD CAFES, INC.

CZT/ACN TRADEMARKS, L.L.C.

EMIS (CANADA), LLC

FOREMOST EXHIBITS, INC.

MFI HOLDINGS, INC.

NESLEIN HOLDING, L.L.C.

NETRATINGS, LLC

NIELSEN BUSINESS MEDIA, INC.

NIELSEN BUSINESS MEDIA HOLDING COMPANY

NIELSEN GOVERNMENT AND PUBLIC SECTOR, INC.

NIELSEN IAG, INC.

NIELSEN LEASING CORPORATION

NIELSEN MOBILE, LLC

NIELSEN NATIONAL RESEARCH GROUP, INC.

REWARDTV, INC.

THE CAMBRIDGE GROUP, INC.

THE NIELSEN COMPANY (US), LLC

VNU MARKETING INFORMATION, INC.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Secretary

AGB NIELSEN MEDIA RESEARCH B.V. THE NIELSEN COMPANY B.V. VNU INTERMEDIATE HOLDING B.V. VNU INTERNATIONAL B.V.

By:	/s/ Harris A. Black
	Name:	Harris A. Black
	Title:	Attorney